Exhibit 99.1

News Release

Wabtec Increases Dividend 25%; Shareholders Approve Company Proposals At Annual Meeting

WILMERDING, PA, May 11, 2016 – Wabtec Corporation (NYSE: WAB) today increased its regular quarterly dividend to 10 cents per share, from 8 cents per share. The new dividend rate will be payable initially Aug. 29, 2016 to shareholders of record Aug. 15, 2016.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Based on our current financial performance and future outlook, the company has ample financial strength to invest in growth opportunities and to return a greater portion of our cash flow to shareholders. We intend to continue to review our policies periodically based on Wabtec’s ongoing performance and growth prospects.”

Also today, at the company’s annual meeting in Pittsburgh Wabtec shareholders elected three directors and approved other company proposals. Directors elected were: Robert J. Brooks, William E. Kassling and Executive Chairman Albert J. Neupaver.

In addition, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2016 fiscal year, approved a non-binding proposal relating to executive compensation, and re-approved the 2011 Stock Incentive Plan for French law purposes.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148